SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------



                                    FORM 8-K

                                 CURRENT REPORT



                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                        Date of Report: FEBRUARY 2, 2004
                        (Date of earliest event reported)




                         PRINCIPAL FINANCIAL GROUP, INC.
             (Exact name of registrant as specified in its charter)


         DELAWARE                      1-16725                 42-1520346
(State or other jurisdiction     Commission file number     (I.R.S. Employer
    of incorporation)                                     Identification Number)


                     711 HIGH STREET, DES MOINES, IOWA 50392
                    (Address of principal executive offices)


                                 (515) 247-5111
                         (Registrant's telephone number,
                              including area code)

                               ------------------

ITEM 7.  EXHIBITS

99       Fourth Quarter 2003 Earnings Release

ITEM 12.  RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On February 2, 2004, Principal Financial Group, Inc. publicly announced information regarding its results of operations and financial condition for the quarter ended December 31, 2003. The text of the annnouncement is included herewith as Exhibit 99.







                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                            PRINCIPAL FINANCIAL GROUP, INC.


                            By:       /S/ MICHAEL H. GERSIE
                            --------------------------------------------
                            Name:     Michael H. Gersie
                            Title:    Executive Vice President and Chief
                                      Financial Officer



Date:  February 2, 2004

                                                                     EXHIBIT 99


RELEASE: On receipt
MEDIA CONTACT:               Jeff Rader, 515-247-7883
                             rader.jeff@principal.com
INVESTOR RELATIONS CONTACT:  TOM GRAF, 515-235-9500
                             INVESTOR-RELATIONS@PRINCIPAL.COM


       PRINCIPAL FINANCIAL GROUP, INC. REPORTS FOURTH QUARTER 2003 RESULTS

Des Moines, IA (February 2, 2004) -- Principal Financial Group, Inc. (NYSE: PFG) today announced quarterly net income for the three months ended December 31, 2003, of $203.9 million, or $0.63 per diluted share compared to net income of $215.4 million, or $0.64 per diluted share for the three months ended December 31, 2002. The company reported operating earnings of $148.5 million for fourth quarter 2003, compared to $177.9 million for fourth quarter 2002. Operating earnings per diluted share for fourth quarter 2003 were $0.46 compared to $0.53 for the same period in 2002. Operating revenues for fourth quarter 2003 were $2,452.6 million, compared to $2,423.7 million for the same period last year.1

"2003 was a very strong year for The Principal, our fifth consecutive year of record operating earnings," said J. Barry Griswell, chairman, president and chief executive officer. "In spite of the fourth quarter write-down of our mortgage servicing rights, we still delivered seven percent earnings per share growth in 2003, largely driven by record earnings in the U.S. Asset Management and Accumulation segment, which improved 17 percent for the year and 41 percent in the fourth quarter."

Highlights for the fourth quarter and full year 2003 include: o Record net income of $746.3 million in 2003.

o Record operating earnings of $750.6 million in 2003, including record operating earnings in three of the company's four operating segments - U.S. Asset Management and Accumulation, International Asset Management and Accumulation, and Life and Health Insurance.

o    Record quarterly  operating earnings in the fourth quarter for two segments
     - $117.6 million for U.S. Asset Management and Accumulation, and $66.4 million for Life and Health Insurance.

o Record sales of the company's key retirement and investment products in 2003, including $6.4 billion for pension full service accumulation ($1.8 billion in the fourth quarter), $1.8 billion for mutual funds and $1.4 billion for individual annuities.

o Record assets under management of $144.9 billion, up 30 percent from a year ago, including 31 percent growth for U.S. Asset Management and Accumulation, and 70 percent growth for International Asset Management and Accumulation.

"As we had anticipated, even stronger earnings emerged from our retirement businesses, as equity markets and the economy improved. U.S. Asset Management and Accumulation was our key growth driver in 2003, delivering $434 million in earnings, an additional $63 million contribution to the bottom line," said Griswell. "Fourth quarter marked the segment's third straight quarter of record earnings, reflecting our continued success in growing account values and assets under management. Principal International produced strong earnings growth as well, up 58 percent for the year, the result of organic growth, prudent expense management and strategic acquisition activity.

"A number of other leading indicators point to the strength of our position going forward," said Griswell. "Pension full service accumulation account values increased $13 billion, or 30 percent in 2003, to a record $56 billion, driven by improved investment performance, as well as strong customer net cash flow, which increased 69 percent compared to 2002. Full service accumulation net cash flow grew to more than 11 percent of beginning of year account values, nearly twice our long-term expectations, reflecting strong deposits from existing customers, excellent retention, and record sales.

"Our performance reflects an uncompromising focus on meeting the needs of our customers, the strength of our people, and their ability to execute, even under difficult conditions. In 2004, we'll continue to provide innovative retirement and employee benefit solutions, responsive service, and exceptional convenience and choice, which we believe is the key to delivering sustainable, profitable growth, and to building long-term value for our shareholders."

Assets under management were $144.9 billion as of December 31, 2003, an increase of $10.1 billion, or 7 percent compared to September 30, 2003, and an increase of $33.8 billion, or 30 percent compared to December 31, 2002.

For the twelve months ended December 31, 2003:

o Net income increased to $746.3 million, or $2.28 per diluted share, compared to net income of $142.3 million, or $0.41 per diluted share, during the same period a year ago. Net income for the prior year period includes an after-tax goodwill write-down of $280.9 million ($255.4 million related to BT Financial Group), a loss on discontinued operations of BT Financial Group ($196.7 million), partially offset by a favorable tax benefit from an IRS audit issue of $138.0 million.

o Operating earnings increased to $750.6 million, compared to $749.4 million in the year earlier period. o Operating earnings per diluted share increased 7 percent to $2.30 per diluted share compared to $2.14 per diluted share in the year earlier period.

o Operating revenues increased 3 percent to $9,483.0 million from $9,223.1 million during the same period a year ago.

RESTATEMENT OF THIRD QUARTER 2003 FINANCIAL STATEMENTS

The restatement of the company's previously issued financial statements for the quarter ended September 30, 2003 reflects the application of a new accounting standard for Principal Residential Mortgage Inc., the company's mortgage banking subsidiary, and the new standard's impact on the carrying value of loans held for sale. As a result of the restatement, third quarter 2003 net income was reduced by $31.8 million, and third quarter operating earnings were reduced by $30.6 million. (The difference between net income and operating earnings reflects a $1.2 million other after tax adjustment.) The third quarter correction was effectively reversed in the fourth quarter, the period in which the loans were sold, increasing fourth quarter net income and operating earnings by $31.8 million. For the full year, the net effect of the restatement is as follows:

|.|      Net income was unchanged
|.|      Operating earnings increased by $1.2 million

The restatement is the result of a review of the application of FASB Interpretation No. 46, CONSOLIDATION OF VARIABLE INTEREST ENTITIES (FIN 46) and the related technical application of effectiveness tests under Statement of Financial Accounting Standards No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES (SFAS 133) for hedging programs on residential mortgage loans held for sale.

Under accepted accounting prior to the company's adoption of FIN 46 on July 1, 2003, Principal Residential Mortgage, Inc. had an off-balance sheet facility, used to hold and finance new mortgage loans. With the adoption of FIN 46, the off-balance sheet entity was consolidated within the company's financial statements.

The company's hedging program, in place to hedge the market value risk associated with interest rate movements between the time of loan commitment and time the loan is sold outside the facility, has been economically effective. However, in the year-end closing process, after revised FIN 46 consolidation of the mortgage loan facility, it was determined that the company could not hold the loans at market value because it did not have sufficient documentation needed to qualify for special hedge accounting treatment under SFAS 133. In effect, it was determined that the company correctly recorded hedge losses in the third quarter, but needed to delay recording third quarter appreciation on the loans until the fourth quarter, the period in which the loans were sold.

The change had no effect on the economic results of hedging activities or total cash flows for any period, and an immaterial impact to the balance sheet at September 30, 2003. The company is evaluating effectiveness-testing methods for the first quarter 2004, and expects to meet the rigorous documentation standards required by SFAS 133, even though the actual hedging strategies themselves, which have been effective in economic terms, will not change.

The remainder of this release covers the highlights of fourth quarter 2003 financial results. All comparisons to prior periods are restated, where applicable.

                               SEGMENT HIGHLIGHTS

U.S. ASSET MANAGEMENT AND ACCUMULATION

Segment operating earnings for fourth quarter 2003 were a record $117.6 million, compared to $83.7 million for the same period in 2002. The improvement was driven by record operating earnings in the pension business of $92.6 million, a 25 percent increase compared to the same period a year ago.

Operating revenues for the fourth quarter increased to $1,024.1 million compared to $916.8 million for the same period in 2002. The improvement was primarily the result of the 2003 acquisition of Post Advisory Group by Principal Global
Investors  and  increased   fees  within   pension  full  service   accumulation
operations.

Segment assets under management continued to increase, reaching a record $120.8 billion as of December 31, 2003, up 9 percent from $110.4 billion as of September 30, 2003, and up 31 percent from $92.3 billion as of December 31, 2002.

INTERNATIONAL ASSET MANAGEMENT AND ACCUMULATION

Segment operating earnings for fourth quarter 2003 were $8.2 million, compared to $9.4 million for the same period in 2002. (For the quarter ended December 31, 2002, segment results include a loss of $0.3 million for BT Financial Group.2) Principal International, which consists of the company's asset accumulation businesses outside the U.S., had fourth quarter operating earnings of $8.2 million, compared to $9.7 million for the same period in 2002.

Operating revenues for the segment were $122.4 million for fourth quarter 2003, compared to $105.6 million for the same period last year, primarily reflecting record annuity sales in Chile and higher assets under management in Brazil.

Assets under management for the segment were $7.5 billion as of December 31, 2003, compared to $6.9 billion as of September 30, 2003, and compared to $4.4 billion as of December 31, 2002.

LIFE AND HEALTH INSURANCE

Segment operating earnings for fourth quarter 2003 were a record $66.4 million, compared to $61.4 million for the same period in 2002. The increase in segment earnings is primarily due to the conversion to new deferred policy acquisition cost (DPAC) and policy valuation models on some of our life and disability products. The new models were implemented in the fourth quarter, resulting in a write-up of the DPAC asset, and lower amortization expense, which drove an additional $17.7 million of operating earnings for the segment. Partially offsetting this item were higher claims expenses, reflecting normal claims fluctuations, and a one-time write-off of accrued investment income in connection with distribution alliances in which the company has invested.

Operating revenues increased to $1,004.5 million for the quarter, compared to $996.1 million for the same period in 2002, largely as a result of increases within the disability insurance operations. Operating revenues were down slightly in the life business, as the company has shifted marketing emphasis in recent years from traditional premium-based products to fee-based universal life and variable universal life products. Unlike traditional premium-based products, universal life and variable universal life premium is not reported as GAAP revenue. Operating revenues were up slightly in the health business. Rate increases and the change in accounting treatment of a reinsurance contract were largely offset by the decline in covered members from a year ago.

MORTGAGE BANKING

Operating losses for the segment in fourth quarter 2003 were $42.8 million compared to operating earnings of $29.1 million for the same period in 2002. In line with the earnings guidance update on December 15, 2003, the company took a write-down of its mortgage servicing rights asset in the fourth quarter, reflecting currently available external indicators of market value. The after-tax impact of this write-down was $87.1 million, or 27 cents per diluted share. As described earlier in the release, the third quarter restatement was reversed in the fourth quarter, increasing fourth quarter operating revenues by $51.6 million, which reduced the fourth quarter operating loss by $31.8 million.

Mortgage banking earnings are generated from loan production and loan servicing. Production earnings were $53.0 million (which includes the $31.8 million item described above), compared to $120.0 million for the same period in 2002. The decline in production earnings reflects a 52% decline in mortgage loan production compared to a year ago, as well as lower earnings due to decreased gains on the sale of mortgage loans, reflecting rising interest rates and greater pricing competition for new loan applications. Servicing generated a loss of $95.8 million during the quarter, compared to a loss of $90.9 million for the same period in 2002. The fourth quarter 2003 loss from servicing reflects: the previously discussed $87.1 million write-down of the mortgage servicing rights; $27.4 million of earnings from servicing operations (including a $12.2 million gain from the sale of servicing); and a $36.1 million loss from mortgage servicing rights valuation adjustment (net of hedges).

Mortgage loan production was $7.9 billion in the fourth quarter 2003 compared to $16.5 billion in the year earlier period. At December 31, 2003, the servicing portfolio was $118.7 billion, compared to $117.8 billion as of September 30, 2003, and compared to $ 107.7 billion as of December 31, 2002.

Operating revenues decreased 29 percent to $301.3 million for the quarter, compared to $421.7 million for the same period last year. Production revenues decreased $146.7 million, or 56 percent, and servicing revenues increased $26.3 million, or 16 percent, from the same quarter a year ago.

CORPORATE AND OTHER

Operating losses for fourth quarter 2003 were $0.9 million, compared to operating losses of $5.7 million for the same period in 2002. The improvement reflects higher investment income in the fourth quarter 2003 compared to the same period a year ago.

FORWARD LOOKING AND CAUTIONARY STATEMENTS
This press release contains forward-looking statements, including, without limitation, statements as to sales targets, sales and earnings trends, and management's beliefs, expectations, goals and opinions. These statements are based on a number of assumptions concerning future conditions that may ultimately prove to be inaccurate. Future events and their effects on the company may not be those anticipated, and actual results may differ materially from the results anticipated in these forward-looking statements. The risks, uncertainties and factors that could cause or contribute to such material differences are discussed in the company's annual report on Form 10-K for the year ended December 31, 2002, and in the company's quarterly report on Form 10-Q for the quarter ended September 30, 2003, filed by the company with the Securities and Exchange Commission. These risks and uncertainties include, without limitation: competitive factors; volatility of financial markets; decrease in ratings; interest rate changes; inability to attract and retain sales representatives; international business risks; foreign currency exchange rate fluctuations; and investment portfolio risks.

OUTLOOK FOR FIRST QUARTER AND FULL YEAR 2004
Based on estimated net realized credit losses of $25 million after-tax in the first quarter, and $65 million after-tax for 2004, the company expects first quarter net income to range from $0.53 to $0.57 per diluted share and 2004 net income to range from $2.50 to $2.60 per diluted share.3 The company expects first quarter 2004 operating earnings to range from $0.61 to $0.65 per diluted share.4 The company expects 2004 operating earnings to range from $2.70 to $2.80 per diluted share.5

SHARE REPURCHASES
In May 2003, the board of directors authorized a repurchase program of up to $300 million of Principal Financial Group, Inc. outstanding common stock. Under this program, in the fourth quarter, the company repurchased 2.3 million shares for $75.0 million, an average price per share of $32.53. In 2003, 15 million shares were repurchased by the company under board-authorized repurchase programs, for $453.0 million, an average price per share of $30.25.

STOCK OPTIONS
As communicated in the third quarter 2002 earnings release, The Principal began expensing employee stock options and the employee stock purchase plan, retroactive to January 1, 2002. This resulted in an after-tax expense of $3.7 million and $14.3 million, respectively, for the three and twelve months ended December 31, 2003, compared to $2.1 million and $7.7 million, respectively, for the three and twelve months ended December 31, 2002.

FIN 46 IMPACT ON ASSETS AND LIABILITIES
As communicated in the third quarter 2003 earnings release, effective July 1, 2003, the company early adopted Financial Interpretation No. 46, CONSOLIDATION OF VARIABLE INTEREST ENTITIES ("FIN 46") for variable interest entities ("VIEs") created on or after February 1, 2003. FIN 46 provides guidance related to identifying variable interest entities and determining whether such entities should be consolidated. The guidance resulted in an increase in assets and liabilities of $2.2 billion within the company's December 31, 2003, consolidated statement of financial position.

EARNINGS CONFERENCE CALL
At 9:00 A.M. (CST) tomorrow, Chairman, President and CEO J. Barry Griswell and Executive Vice President and CFO Mike Gersie will lead a discussion during a live conference call. Parties interested in listening to the conference call live may access the webcast on the Principal Financial Group Investor Relations
(IR) website (www.principal.com/investor) or by dialing (800) 374-1609 (U.S. callers) or (706) 643-7701 (International callers) approximately 10 minutes prior to the start of the call. To access the call, leader name is Tom Graf. Listeners can access an audio replay of the call on the IR website, or by calling (800) 642-1687 (US callers) or (706) 645-9291 (International callers). The access code for the replay is 4808487. Replays will be available through February 10, 2004. The financial supplement is currently available on our website and will be referred to during the conference call.

ABOUT THE PRINCIPAL FINANCIAL GROUP
The Principal Financial Group(R) (The Principal (R))6 is a leader in offering businesses, individuals and institutional clients a wide range of financial products and services, including retirement and investment services, life and health insurance and mortgage banking through its diverse family of financial services companies. More employers choose the Principal Financial Group for their 401(k) plans than any other bank, mutual fund, or insurance company in the United States7. A member of the Fortune 500, the Principal Financial Group has $144.9 billion in assets under management8 and serves some 15 million customers worldwide from offices in Asia, Australia, Europe, Latin America and the United States. Principal Financial Group, Inc. is traded on the New York Stock Exchange under the ticker symbol PFG. For more information, visit WWW.PRINCIPAL.COM.

                                       ###

         SUMMARY OF SEGMENT AND PRINCIPAL FINANCIAL GROUP, INC. RESULTS


                                                                OPERATING EARNINGS* (LOSS) IN MILLIONS
                                                     -------------------------------------------------------------
                                             SEGMENT      THREE MONTHS ENDED,                YEAR ENDED,
---------------------------------------------------- -------------------------------------------------------------
                                                         12/31/03       12/31/02       12/31/03        12/31/02
---------------------------------------------------- --------------- -------------- -------------- ---------------

             U.S. ASSET MANAGEMENT AND ACCUMULATION          $117.6          $83.7         $433.8          $370.9
---------------------------------------------------- --------------- -------------- -------------- ---------------

    INTERNATIONAL ASSET MANAGEMENT AND ACCUMULATION
                                                                8.2            9.4           34.9            19.5
---------------------------------------------------- --------------- -------------- -------------- ---------------
                          LIFE AND HEALTH INSURANCE            66.4           61.4          241.2           233.1
---------------------------------------------------- --------------- -------------- -------------- ---------------
                                   MORTGAGE BANKING           (42.8)          29.1           53.2           142.9
---------------------------------------------------- --------------- -------------- -------------- ---------------
                                CORPORATE AND OTHER            (0.9)          (5.7)         (12.5)          (17.0)
---------------------------------------------------- --------------- -------------- -------------- ---------------
       OPERATING EARNINGS (NET INCOME EXCLUDING NET
                        REALIZED/UNREALIZED CAPITAL
                     GAINS (LOSSES) AS ADJUSTED AND
                       OTHER AFTER-TAX ADJUSTMENTS)           148.5          177.9          750.6           749.4
---------------------------------------------------- --------------- -------------- -------------- ---------------
                    NET REALIZED/UNREALIZED CAPITAL
                        GAINS (LOSSES), AS ADJUSTED            16.0          (90.1)         (51.6)         (243.9)
---------------------------------------------------- --------------- -------------- -------------- ---------------
                        OTHER AFTER-TAX ADJUSTMENTS            39.4          127.6           47.3          (363.2)
---------------------------------------------------- --------------- -------------- -------------- ---------------
                                      NET INCOME **          $203.9         $215.4         $746.3          $142.3
---------------------------------------------------- --------------- -------------- -------------- ---------------

                                                                          PER DILUTED SHARE

                                                           THREE MONTHS ENDED,                YEAR ENDED,
---------------------------------------------------- --------------- -------------- -------------- ---------------
                                                         12/31/03       12/31/02       12/31/03        12/31/02
---------------------------------------------------- --------------- -------------- -------------- ---------------
       OPERATING EARNINGS (NET INCOME EXCLUDING NET
                        REALIZED/UNREALIZED CAPITAL
                     GAINS (LOSSES) AS ADJUSTED AND
                       OTHER AFTER-TAX ADJUSTMENTS)      $0.46           $0.53          $2.30          $2.14
---------------------------------------------------- --------------- -------------- -------------- ---------------
                    NET REALIZED/UNREALIZED CAPITAL
                        GAINS (LOSSES), AS ADJUSTED       0.05           (0.27)         (0.16)         (0.69)
---------------------------------------------------- --------------- -------------- -------------- ---------------
                        OTHER AFTER-TAX ADJUSTMENTS       0.12            0.38           0.14          (1.04)
---------------------------------------------------- --------------- -------------- -------------- ---------------
                                         NET INCOME      $0.63           $0.64          $2.28          $0.41
---------------------------------------------------- --------------- -------------- -------------- ---------------
        WEIGHTED-AVERAGE DILUTED SHARES OUTSTANDING
                                                        323.3           337.4          326.8          350.7
---------------------------------------------------- --------------- -------------- -------------- ---------------


*OPERATING EARNINGS VERSUS U.S. GAAP (GAAP) NET INCOME
Management uses operating earnings, which excludes the effect of net realized/unrealized capital gains and losses, as adjusted, and other after-tax adjustments, for goal setting, determining employee compensation, and evaluating performance on a basis comparable to that used by securities analysts. Segment operating earnings are determined by adjusting U.S. GAAP net income for net realized/unrealized capital gains and losses, as adjusted, and other after-tax adjustments we believe are not indicative of overall operating trends. Note: after-tax adjustments have occurred in the past and could recur in future reporting periods. While these items may be significant components in understanding and assessing our consolidated financial performance, we believe the presentation of segment operating earnings enhances the understanding of our results of operations by highlighting earnings attributable to the normal, ongoing operations of our businesses.

** Net income for the three months ended December 31 2003 reflects net realized/unrealized capital gains/(losses) of $16.0 million, which includes $(28.2) million in credit losses stemming from impairments and credit impaired sales, as well as $39.4 million in other after-tax adjustments. The other after-tax adjustments reflect a $28.9 million gain stemming from contested IRS matters and a $10.5 million gain from discontinued operations. Net income for the three months ended December 31, 2002 reflects net realized capital losses of

$(90.1) million, primarily made up of credit losses stemming from impairments and credit impaired sales of $(76.1) million, as well as $127.6 million in other after-tax adjustments. The other after-tax adjustments reflect a $138.0 million gain resulting from the settlement of an IRS issue, a $(8.6) million loss resulting from the increase to a loss contingency reserve established for sales practices litigation, and a $(1.8) million loss on discontinued operations.

                         PRINCIPAL FINANCIAL GROUP, INC.
                              RESULTS OF OPERATIONS
                                  (IN MILLIONS)

                                                          THREE MONTHS ENDED                   YEAR ENDED
                                                 -------------------------------- -------------------------------
                                                    12/31/03         12/31/02        12/31/03        12/31/02
                                                 ---------------- --------------- --------------- ---------------

   Premiums and other considerations                $ 983.2         $ 940.8        $3,634.1        $ 3881.8
   Fees and other revenues                            619.7           604.1         2,416.2         1,990.8
   Net investment income                              848.0           849.2         3,419.6         3,304.7
   Net realized/unrealized capital                     27.6          (130.8)          (65.7)         (354.8)
   gains/(losses)
                                                 ---------------- --------------- --------------- ---------------
   TOTAL REVENUES                                   2,478.5         2,263.3         9,404.2         8,822.5
                                                 ---------------- --------------- --------------- ---------------
   Benefits, claims, and settlement expenses        1,302.6         1,274.2         4,861.3         5,216.9
   Dividends to policyholders                          75.2            75.6           307.9           316.6
   Operating expenses                                 888.9           791.0         3,281.3         2,623.2
                                                 ---------------- --------------- --------------- ---------------
   TOTAL EXPENSES                                   2,266.7         2,140.8         8,450.5         8,156.7
                                                 ---------------- --------------- --------------- ---------------
        Income from continuing operations before
        income taxes                                  211.8           122.5           953.7           665.8
   Income taxes (benefits)                             18.4           (94.7)          225.8            45.9
                                                 ---------------- --------------- --------------- ---------------
        Income from continuing operations, net of
        related income taxes                          193.4           217.2           727.9           619.9
   Income (loss) from discontinued operations,
        net of taxes                                   10.5            (1.8)           21.8          (196.7)
                                                 ---------------- --------------- --------------- ---------------
          Income before cumulative effect of
        accounting changes                            203.9           215.4           749.7           423.2
   Cumulative effect of accounting changes,
        net of related income taxes                     -               -              (3.4)         (280.9)
                                                 ---------------- --------------- --------------- ---------------
         NET INCOME                                 $ 203.9         $ 215.4        $  746.3          $142.3

   Less:
   Net realized/unrealized capital gains
        (losses), as adjusted                          16.0           (90.1)          (51.6)         (243.9)
   Other after-tax adjustments                         39.4           127.6            47.3          (363.2)
                                                 ---------------- --------------- --------------- ---------------
          OPERATING EARNINGS                        $ 148.5         $ 177.9        $  750.6        $  749.4
                                                 ================ =============== =============== ===============

                        SELECTED BALANCE SHEET STATISTICS

                                                                            PERIOD ENDED
                                                     --------------------- -------------------- -----------------
                                                           12/31/03             12/31/02            12/31/01
                                                     --------------------- -------------------- -----------------

  Total assets (in billions)                               $   107.8            $    89.9           $    88.4
  Total equity (in millions)                               $ 7,399.6            $ 6,657.2           $ 6,820.3
  Total equity excluding accumulated other
       comprehensive income (in millions)                  $ 6,228.3            $ 6,021.4           $ 6,672.8
  End of period shares outstanding (in millions)               320.7                334.4               360.1
  Book value per share                                     $    23.07           $    19.91          $    18.94
  Book value per share excluding accumulated other
      comprehensive income                                 $    19.42           $    18.01          $    18.53




                         PRINCIPAL FINANCIAL GROUP, INC.
           RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO U.S. GAAP
                       (IN MILLIONS, EXCEPT AS INDICATED)

                                                                  THREE MONTHS ENDED               YEAR ENDED
                                                             ----------------------------- ---------------------------
                                                               12/31/03       12/31/02       12/31/03      12/31/02
                                                             -------------- -------------- ------------- -------------
DILUTED EARNINGS PER SHARE:
Operating Earnings                                                    0.46           0.53          2.30         2.14
Net realized/unrealized capital gains/(losses)                        0.05          (0.27)        (0.16)       (0.69)
Other after-tax adjustments                                           0.12           0.38          0.14        (1.04)
                                                             -------------- -------------- ------------- -------------
Net income                                                            0.63           0.64          2.28         0.41
                                                             ============== ============== ============= =============
BOOK VALUE EXCLUDING OTHER COMPREHENSIVE INCOME:
Book value excluding other comprehensive income                      19.42          18.01         19.42        18.01
Net unrealized capital gains/(losses)                                 4.03           2.46          4.03         2.46
Minimum pension liability                                            (0.01)          -            (0.01)        -
Foreign currency translation                                         (0.37)         (0.56)        (0.37)       (0.56)
                                                             -------------- -------------- ------------- -------------
Book value including other comprehensive income                      23.07          19.91         23.07        19.91
                                                             ============== ============== ============= =============
OPERATING REVENUES:
USAMA                                                             1,024.1          916.8       3,651.0      3,780.5
IAMA                                                                122.4          105.6         412.1        357.9
Life and Health                                                   1,004.5          996.1       4,014.3      3,946.8
Mortgage Banking                                                    301.3          421.7       1,396.8      1,153.0
Corporate and Other                                                   0.3          (16.5)          8.8        (15.1)
                                                             -------------- -------------- ------------- -------------
Total operating revenues                                          2,452.6        2,423.7       9,483.0       9,223.1
Net realized/unrealized capital gains (losses) and related
     fee adjustments                                                 25.9         (160.4)        (78.8)      (400.6)
                                                             -------------- -------------- ------------- -------------
Total GAAP revenues                                               2,478.5        2,263.3       9,404.2       8,822.5
                                                             ============== ============== ============= =============
OPERATING EARNINGS:
USAMA                                                               117.6           83.7         433.8        370.9
IAMA                                                                  8.2            9.4          34.9         19.5
Life and Health                                                      66.4           61.4         241.2        233.1
Mortgage Banking                                                    (42.8)          29.1          53.2        142.9
Corporate and Other                                                  (0.9)          (5.7)        (12.5)       (17.0)
                                                             -------------- -------------- ------------- -------------
Total operating earnings                                            148.5          177.9         750.6        749.4
Net realized/unrealized capital gains (losses)                       16.0          (90.1)        (51.6)      (243.9)
Other after-tax adjustments                                          39.4          127.6          47.3       (363.2)
                                                             -------------- -------------- ------------- -------------
Net income                                                          203.9          215.4         746.3        142.3
                                                             ============== ============== ============= =============

NET REALIZED/UNREALIZED CAPITAL GAINS (LOSSES):
Net realized/unrealized capital gains (losses), as adjusted          16.0          (90.1)        (51.6)      (243.9)
Add:
Amortization of DPAC                                                 (2.1)         (16.6)         (5.1)       (35.4)
Capital gains (losses) distributed                                    1.5           (6.1)          4.5         12.7
Tax impacts                                                          10.0          (47.6)        (26.7)      (134.0)
Minority interest capital gains                                       0.5            -             0.1          -
Less related fee adjustments:
Unearned front-end fee income                                        (0.5)         (20.0)          4.6        (14.0)
Certain market value adjustments to fee revenues                     (1.2)          (9.6)        (17.7)       (31.8)
                                                             -------------- -------------- ------------- -------------
GAAP net realized/unrealized capital gains (losses)                  27.6         (130.8)        (65.7)      (354.8)
                                                             ============== ============== ============= =============
OTHER AFTER TAX ADJUSTMENTS:
IRS audit issue                                                      28.9          138.0          28.9        138.0
Demutualization expenses                                              -              -             -           (2.0)
Loss contingency reserve                                              -             (8.6)          -          (21.6)
FIN 46 implementation                                                                -            (3.4)         -
SFAS 142 implementation                                               -              -             -         (280.9)
Discontinued operations                                              10.5           (1.8)         21.8       (196.7)
                                                             -------------- -------------- ------------- -------------
Total other after-tax adjustments                                    39.4          127.6          47.3       (363.2)
                                                             ============== ============== ============= =============


------------------------------
1 We use a number of non-GAAP financial measures that management believes are useful to investors because they illustrate the performance of our normal, ongoing operations, which is important in understanding and evaluating our financial condition and results of operations. While such measures are consistent with measures utilized by investors to evaluate performance, they are not a substitute for U.S. GAAP financial measures. Therefore, we have provided reconciliations of the non-GAAP financial measures, including consolidated operating earnings and consolidated operating revenues, to the most directly comparable U.S. GAAP financial measure at the end of the release. We adjust U.S. GAAP financial measures for items not directly related to ongoing operations. However, it is possible that these adjusting items have occurred in the past and could recur in the future. Management also uses non-GAAP financial measures for goal setting, determining employee and senior management awards and compensation, and evaluating performance on a basis comparable to that used by securities analysts.

2 As a result of the sale of substantially all of BT Financial Group, which closed on October 31, 2002, the operating earnings of BT reflect only the corporate overhead expenses allocated to BT. This treatment is pursuant to Statement of Accounting Standard No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("SFAS 144"). Under SFAS 144, all revenues and expenses (excluding allocated corporate overhead) are reported as discontinued operations. Therefore, fourth quarter 2002 results for BT reflect one month of allocated expenses with no corresponding activity in 2003.

3 Other items that we are unable to predict could significantly affect net income, such as changes to laws, regulations, or accounting standards, litigation, or gains or losses from discontinued operations.

4 First quarter 2004 guidance is based on certain assumptions, including domestic equity market performance improvement, of roughly two percent from December 31, 2003 levels.

5 Full year 2004 guidance is based on certain assumptions, including domestic equity market performance improvement of roughly 2% per quarter for 2004.

6 "The Principal Financial Group(R)" and "The Principal(R)" are registered service marks of Principal Financial Services, Inc., a member of the Principal Financial Group.

7 CFO Magazine, April/May 2003, based on total plans served in 2002 by insurance companies, banks and investment firms.

8    As of December 31, 2003